December 2, 2025	EXHIBIT 10.1

Tom Wyatt

c/o KinderCare Learning Companies, Inc.

5005 Meadows Road

Lake Oswego, Oregon 97035

Dear Tom,

On behalf of the Board of Directors of KinderCare Learning Companies, Inc. (the “Company” or “KinderCare”), we welcome your return as Chief Executive Officer effective December 2, 2025. Your employment will be subject to the terms and conditions set forth in this letter and governed by KinderCare’s Code of Business Conduct and Ethics and the policies of the Company, as may be amended from time to time. Unless the context otherwise requires, the “Company” or “KinderCare” includes all its subsidiaries and affiliated entities.

As Chief Executive Officer, you will work full time and perform your duties honestly, diligently, in good faith, and in the best interests of KinderCare. You also will use your best efforts to promote the interests of KinderCare, as well as to cooperate in the assessment and transition of your successor. You will report to the Board of Directors of the Company (the “Board”).

Without limiting the generality of the foregoing, you agree not to render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that you may perform the following services so long as doing so does not materially interfere with your ability to fulfill your duties and does not conflict with the operations, policies or interests the Company: (a) continue your board and committee service with other for profit or non-profit entities as that service currently exists, (b) serve as a member of the board of other for profit or non-profit entities or engage in other non-profit activities, in each case subject to obtaining the prior approval of the Board, (c) be involved in charitable and professional activities, and (d) manage your and your family’s passive investments.

This letter highlights the basic components of your compensation and benefits. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity, and benefits, as our offerings change periodically.

Base Salary and Short-Term Incentive

Your compensation and benefits will be established by the Compensation Committee and/or the Board (excluding you) and are typically reviewed annually. Given the compensation set forth in this letter, you will cease receiving compensation as a director as of the date hereof.

Initially, your annual base salary will be $975,000, less applicable deductions and withholdings. You will be eligible to participate in our cash-based short-term incentive compensation program, beginning in 2026 (the “2026 STIP”). The Compensation Committee will determine the performance measures, set the performance levels, and determine the other terms of the 2026 STIP. For the 2026 STIP, your target percentage will be not less than 110% of your base salary.

All incentive-based compensation received by you is subject to recoupment under our Policy For Recoupment of Incentive Compensation as in effect from time-to-time (the “Recoupment Policy”).

Equity Long-Term Incentives

Beginning in 2026, you will be eligible for equity awards under our equity long-term incentive program. These equity awards are granted under our Amended and Restated 2022 Incentive Award Plan (“Incentive Award Plan”) and are currently a mix of restricted stock units and stock options. For the equity LTIP awards in 2026, your target LTIP award value will be not less than $4,250,000.

Any restricted stock, stock option or other equity awards are at the discretion of, and subject to approval by, the Compensation Committee and are subject to the terms and conditions of the Incentive Award Plan and the applicable award agreements, except as provided herein.

Participation in Certain Plans and Policies

This offer of employment is for “at will”, meaning that either you or KinderCare may terminate your employment at any time and for any reason.

You understand and agree that you will not participate in KinderCare’s Policy For Providing Severance Payments to Executives (the “Severance Policy”) or in KinderCare’s Change in Control Severance Plan (the “CIC Plan”).

The restricted stock unit, stock option or other equity award agreements for any equity awards granted to you will include provisions consistent with this letter notwithstanding the terms of the Company’s standard forms of award agreements or the Incentive Award Plan. Similarly, any STIP award agreement will include provisions consistent with this letter notwithstanding the terms of the Company’s standard form of award agreement or any STIP.

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Any equity awards granted to you will have a four year vesting period and continue to vest if your employment is terminated for any reason other than by the Company for Cause (as defined in the Incentive Award Plan) or by you without Good Reason (a “Qualifying Termination”); provided that in the event of termination of your employment due to death or disability, the equity awards will vest in full as of such termination date. For purposes of this letter, the term “Good Reason” will have the meaning provided in the Severance Policy, with “Executive” meaning you.

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Any stock option granted to you will have a five (5) year term, and be exercisable for a period that is the greater of (a) one (1) year following the date of termination of employment or (b) one (1) year following the date such stock option is vested in full, after giving effect to the above vesting provision.

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In the event of a Qualifying Termination, you will be entitled to receive a Pro Rated Bonus in a lump-sum payment in the calendar year following the calendar year of a Qualifying Termination on the later of (i) the 61st day following the date of such Qualifying Termination and (ii) the date payments under such plan are made with respect to such year to participants who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such Prorated Bonus shall be paid in the year following the year in which the Prorated Bonus was earned. The Company’s intention is that you will be paid any Pro Rated Bonus to which you are entitled at the same time as a participant in the Severance Policy or CIC Plan, as the case may be, and will be treated no less favorably than a participant in the Severance Policy or the CIC Plan in the calculation of the Prorated Bonus.

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For the purposes of this letter, “Prorated Bonus” means an amount equal to the product of (i) the cash bonus under the STIP for the year in which your Qualifying Termination occurs, calculated based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives as of the date of the Qualifying Termination, and (ii) a fraction, the numerator of which is (x) the number of days that you were actively employed by the Company in such year, and (y) the denominator of which is 365.

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For the purposes of any other performance-based cash awards or performance-based equity awards that maybe granted to you during your tenure as CEO, such performance-based award will be treated in the same manner as a Prorated Bonus in the event of a Qualifying Termination.

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In the event of a Change in Control (as defined in the Incentive Award Plan) in which on or following the Change in Control you experience a Qualifying Termination and you cease to serve as CEO and Chair of the Board without your consent (a “Triggering Event”), the Company will pay you, in a lump sum cash payment, an amount equal to two times your base salary within sixty (60) days after the date of the Triggering Event; provided, that (i) the foregoing amount shall be determined without giving effect to any reduction that gives rise to Good Reason and (ii) to the extent that payment of the foregoing amount (or any portion thereof) in a lump sum would result in any additional taxes, penalties, or interest under Section 409A of the Code (as defined in the Incentive Award Plan), such amount (or portion thereof) shall instead be payable in equal installments in accordance with the Company’s regular pay practices during the 24 months following the Triggering Event, solely to the extent required to comply with Section 409A and reduced to any shorter period that complies with Section 409A and does not result in any such additional taxes, penalties, or interest. In the event that any payments or benefits under this letter would subject you to any excise tax pursuant to Section 4999 of the Code then, notwithstanding the other provisions of this letter, the amount of such payments and benefits will not exceed the amount which produces the greatest after-tax benefit to you as determined by the Company in consultation with you. For purposes of the foregoing, if the payments and benefits to you must be reduced, then such payments and benefits shall be reduced in such manner (and in such order) as determined by the Company in good faith in consultation with you.

Any payments or benefits to you in connection with your termination of employment shall be subject to the condition that you execute and deliver a general release, in a form reasonably acceptable to the Company, of all known and unknown claims against the Company and its affiliates that becomes effective and irrevocable in accordance with its terms, as well as continued compliance with your confidentiality and restrictive covenants agreement (see below).

Other Benefits and General Terms

You will be eligible to participate in all of KinderCare’s benefit plans for similarly-situated employees. Unless otherwise specified in this letter, your eligibility for any benefits will be in accordance with KinderCare’s then-current plans, policies, and programs for similarly-situated employees. As a condition of your employment as Chief Executive Officer, you are required to sign the Company’s standard form of confidentiality and restrictive covenants agreement, which is provided separately with this letter. This position will be based in the city and state of your primary residence.

This offer letter supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This letter may not be modified or amended except by a written agreement, signed by KinderCare and you.

On behalf of the Board of Directors, we thank you for your continued guidance of the Company and look forward to your contributions to KinderCare’s future success. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Very Truly Yours,

KinderCare Learning Companies, Inc.

/s/ Jean Desravines

Jean Desravines
Lead Independent Director on behalf of the Board of Directors

Accepted and agreed:

/s/ John T. Wyatt
John T. (“Tom”) Wyatt